Exhibit 5.3

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

May 27, 2026

To:	Molson Coors Beverage Company

Re:	Offering by Molson Coors Beverage Company (the “Company”) of 4.900% Senior Notes due 2031 in the principal amount of US$500,000,000 (the “2031 Notes”) and 5.500% Senior Notes due 2036 in the principal amount of US$1,000,000,000 (the “2036 Notes” and together with the 2031 Notes, the “Notes”)

Dear Sirs:

We have acted as special counsel to Molson Canada 2005 (the “Molson Canada”) in connection with:

(a)	a Registration Statement on Form S-3 (File No. 333-277183) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus of the Company dated as of February 20, 2024, as further supplemented by the U.S. prospectus supplement dated as of May 20, 2026 (the “Prospectus Supplement” and collectively, the “Prospectus”);

(b)	an Indenture dated as of May 29, 2024 (the “Base Indenture”), among, inter alios, the Company, as issuer, Molson Canada and the other guarantors party thereto (collectively, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Notes, which includes the guarantees of the Guarantors (collectively, the “Guarantees”), as supplemented by a Second Supplemental Indenture dated as of May 27, 2026 (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”) among, inter alios, the Company, as issuer, the Guarantors, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Notes; and

(c)	an Underwriting Agreement dated May 20, 2026 among the Company, Molson Coors International LP, Molson Coors Holdco Inc., Molson Coors Beverage Company USA LLC, Molson Coors USA LLC, Coors Distributing Company LLC, Coors Brewing Company, CBC Holdco LLC, CBC Holdco 2 LLC, CBC Holdco 3, Inc., Newco3, Inc. and Molson Canada, as subsidiary guarantors, and Citigroup Global Markets Inc., BofA Securities Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”)

The Prospectus, the Indenture, the Guarantees and the Underwriting Agreement are collectively referred to in this opinion as the “Documents”. Terms used in this opinion that are defined in the Indenture and are not otherwise defined herein have the same meaning herein as in the Indenture.

Jurisdiction

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Scope of Examination

In connection with the opinions expressed below, we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary for the purposes of the opinions expressed in this letter, including:

(a)	a certified copy of the reamended and restated partnership agreement of Molson Canada dated as of February 26, 2019 (the “Partnership Agreement”);

(b)	a certified copy of the record with respect to the registration of Molson Canada under the Business Names Act (Ontario) dated May 26, 2026;

(c)	an officers’ certificate of Molson Canada dated May 27, 2026, regarding the Partnership Agreement, resolutions of the management committee of Molson Canada, incumbency and other matters relating to Molson Canada (the “Officer’s Certificate”); and

(d)	the Documents.

Assumptions and Reliance

We have relied upon the Officer’s Certificate, a copy of which has been provided to you, with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us. We have not maintained or, for the purposes of this opinion, reviewed the minute books or the other records of Molson Canada.

For purposes of the opinions expressed below, we have assumed:

(a)	the partnership records of Molson Canada examined by us are true and complete in all respects;

(b)	the legal capacity of all individuals, the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

(d)	that all statements set forth in the Officers’ Certificate are true.

Opinions

On the basis of the foregoing, we are of the opinion that (i) Molson Canada has been formed under the Partnerships Act (Ontario) and has not been dissolved; (ii) Molson Canada has the full partnership right, power and authority to enter into, execute and deliver the Documents to which it is a party and to perform its obligations under the Documents to which it is a party and (iii) all necessary partnership action required to be taken for the due and proper authorization, execution and delivery by Molson Canada of the Documents to which it is a party has been duly and validly taken.

Reliance

This opinion is furnished solely for the benefit of the addressees hereof in connection with the transactions contemplated by the Documents and may not be circulated to, or relied upon by, any other person or used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP